UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)             April 24, 2009

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-15571	58-2242407
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

822 Industrial Boulevard, Ellijay, Georgia	30540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (706) 276-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 24, 2009, Appalachian Community Bank (the “Bank”), the wholly-owned subsidiary bank of Appalachian Bancshares, Inc., entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Consent Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “GDBF”), whereby the Bank consented to the issuance of an Order to Cease and Desist (the “Order”). The foregoing description of the Consent Agreement and the Order is qualified in its entirety by reference thereto, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

The Order is based on findings that the Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision, operating with a large volume of poor quality loans, following hazardous lending and tax collection policies and practices, operating in such a manner as to produce operating losses, operating with inadequate equity capital in relation to the volume and quality of assets held by the Bank, operating with inadequate provisions for liquidity and funds management and allowance for loan and lease losses, and operating with excessive concentrations of commercial real estate and acquisition, development, and construction loans. In entering into the Consent Agreement, the Bank did not concede to the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the GDBF. Other material provisions of the order require the Bank to: (i) strengthen its board of directors’ oversight of management and operations of the Bank, (ii) maintain specified capital and liquidity ratios, (iii) revise, adopt and implement an independent loan review program and improve the Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of commercial real estate and acquisition, development and construction loans, (iv) revise its policy for determining the adequacy of the Allowance for Loan and Lease Losses, (v) eliminate from its books, by charge off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful, (vi) perform risk segmentation analysis with respect to concentrations of credit, (vii) provide written notice to the FDIC and the GDBF when it intends to use or increase the amount of brokered deposits, and (viii) prepare and submit progress reports to the FDIC and the GDBF. The FDIC order will remain in effect until modified or terminated by the FDIC and the GDBF.

The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law. The FDIC and GDBF did not impose or recommend any monetary penalties.

On April 30, 2009, the Company issued a press release regarding the Order. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Stipulation and Consent to the Issuance of an Order to Cease and Desist, dated April 24, 2009.

10.2	Order to Cease and Desist dated April 24, 2009 issued by the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

99.1	Press Release dated April 30, 2009 regarding entry into Order to Cease and Desist[1]

[1]

The information provided in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Tracy R. Newton
Tracy R. Newton
President and Chief Executive Officer

Dated: April 30, 2009